UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2021

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Hartford Financial Services Group, Inc.
One Hartford Plaza, Hartford, Connecticut 06155
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HIG	The New York Stock Exchange
6.10% Notes due October 1, 2041	HIG 41	The New York Stock Exchange
7.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2042	HGH	The New York Stock Exchange
Depositary Shares, Each Representing a 1/1,00th Interest in a Share of 6.000% Non-Cumulative Preferred Stock, Series G, par value $0.01 per share	HIG PR G	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On October 27, 2021, The Hartford Financial Services Group, Inc. (the "Company") entered into an Amended and Restated Credit Agreement (the "Credit Agreement"), among the Company, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Citibank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as syndication agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, JP Morgan Chase Bank, N.A., Citigroup Global Markets Inc., U.S. Bank National Association and Wells Fargo Securities LLC as joint lead arrangers and joint bookrunners and the other lenders party thereto. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Credit Agreement.
The Credit Agreement provides for revolving loans as well as for the issuance of letters of credit up to an aggregate of $750 million committed by the lenders party thereto, with a $100 million sublimit on outstanding letters of credit at any time. The Credit Agreement also permits the Company to request an increase of the credit facility from time to time by up to an aggregate additional $500 million from certain lenders that elect to make such increase available, upon the satisfaction of certain conditions. The Company has unconditionally and irrevocably guaranteed the obligations of each of its subsidiaries that is named as a borrower under the Credit Agreement.
The Credit Agreement will expire on the earlier of (a) October 27, 2026 or (b) the date of termination in whole of the commitments. The Company may optionally prepay the loans or irrevocably reduce or terminate the unutilized portion of the commitments under the Credit Agreement, in whole or in part, without premium or penalty at any time by the delivery of a notice to that effect as provided under the Credit Agreement. Borrowings under the Credit Agreement may be used for general corporate purposes of the Company and its subsidiaries.
The Credit Agreement (x) requires the Company to maintain a minimum consolidated net worth of $11.25 billion and (y) subjects the Company to a limit on the ratio of consolidated total debt to consolidated total capitalization of 35%, in each case subject to the limitations and exceptions contained in the Credit Agreement. The Credit Agreement establishes rates for borrowings in alternative currencies and contains provisions specifying alternative interest rate calculations to be employed at such time as LIBOR ceases to be available as a benchmark for establishing the interest rate on borrowings based on LIBOR. In addition, the Credit Agreement contains certain customary representations, warranties and affirmative and negative covenants, including covenants that, among other things, limit the ability of the Company and its subsidiaries to incur certain types of liens, enter into certain mergers or consolidations, and use proceeds of borrowings under the Credit Agreement other than for certain permitted uses. These covenants are subject to a number of important exceptions and qualifications.
Amounts due under the Credit Agreement may be accelerated upon an “event of default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, a breach of a covenant, material inaccuracy of a representation or the occurrence of bankruptcy, if not otherwise waived or cured.
Certain of the lenders and the agents (and their respective subsidiaries or affiliates) under the Credit Agreement have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company, its subsidiaries or affiliates, for such services.
The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.
10.1
Amended and Restated Credit Agreement dated October 27, 2021, among The Hartford Financial Services Group, Inc. as borrower, Bank of America, N.A., as administrative agent and the other parties signatory thereto.

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

October 28, 2021	By:	/s/ Donald C. Hunt
Name: Donald C. Hunt
Title: Senior Vice President and Corporate Secretary